Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-269420) of Eve Holding, Inc. of our report dated March 18, 2022, except for the effects of the restatement discussed in Note 2 (not presented herein) to the combined financial statements, appearing as an exhibit in Eve Holding, Inc.’s Form 8-K/A dated December 12, 2022, as to which the date is December 7, 2022, and except for the consolidation and the recapitalization of equity including EPS discussed in Note 2 (not presented herein), appearing in Eve Holding, Inc.’s 2022 Form 10-K, as to which the date is March 23, 2023 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Miami, Florida

March 8, 2024